Date: June 7, 2021

RE: Changes in Independent Registered Public Accountant

Changes in registrants certifying accountant: Hancock Horizon Family of Funds (the Funds) 811-07102 On August 18, 2020, the Board of Trustees of the above-referenced Fund, upon recommendation of the Audit Committee, engaged PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to the Funds. On August 18, 2020, Ernst & Young LLP (E&Y) was dismissed as the independent registered public accounting firm to the Funds.

E&Ys reports on the Funds for the two most recent fiscal years ended January 31, 2020 and January 31, 2019, contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

For the two most recent fiscal years ended January 31, 2020 and January 31, 2019, and the subsequent interim period through August 18, 2020, (1) there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements ; and (2) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

During the Funds fiscal years ended January 31, 2020 and January 31, 2019 and the period February 1, 2020 to August 18, 2020, neither the Funds, its portfolio, nor anyone on its behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested that E&Y furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto